Exhibit 99.1

Sensus Healthcare Reports First Quarter 2021 Financial Results

Revenues up 83% year-over-year

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (May 6, 2021) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three months ended March 31, 2021.

Highlights from the first quarter of 2021 and recent weeks include the following (all comparisons are with the first quarter of 2020, unless otherwise indicated):

•	Installed the 500th unit since Sensus was founded 10 years ago with the sale of a second unit to Mid-Atlantic Skin Surgery Institute in Maryland
•	Researchers at Colorado State University demonstrated the effectiveness and utility of the SRT-100™ for the companion-animal market
•	Shipped seven SRT systems during the quarter, including six domestic direct sales and one system to China
•	Holy Name Medical Center in Teaneck, New Jersey delivered superficial radiation therapy (SRT) to the lungs of COVID-19 patients with pneumonia
•	Continued generating recurring revenue via the Sentinel™ IT Solutions package, which will be included in aesthetic lasers as well as SRT-100 Vision™ systems
•	Revenues were $3.1 million, compared with $1.7 million
•	Net loss narrowed to $1.1 million, or $0.07 per share, from a net loss of $3.6 million, or $0.22 per share
•	Adjusted EBITDA, a non-GAAP financial measure, narrowed to $(0.8) million from $(3.3) million
•	Cash and cash equivalents were $13.7 million as of March 31, 2021, compared with $14.9 million as of December 31, 2020

Management Commentary

“Our business continued to rebound during the first quarter following the severe impact of the COVID-19 pandemic during most of 2020. Total revenues were significantly higher versus the prior-year quarter and featured both domestic and overseas sales,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “We are cautiously optimistic that the signs of market recovery will allow continued revenue growth as the year progresses, noting our historical seasonality during the summer months.”

“Currently, the SRT Systems installed at customer sites are operating with good volumes, likely reflecting not only the safety and efficacy of using SRT to treat non-melanoma skin cancer, but also a fairer reimbursement environment as of January 1, 2021, as the Centers for Medicare & Medicaid Services revalued our main procedure and other codes following years of lobbying by Sensus. We believe the higher reimbursement is driving increased interest for our SRT Systems, including interest in shared revenue programs. Customers and prospective customers alike appear to be satisfied with the new reimbursement levels and we anticipate this acceptance will be reflected in our revenue during the second half of this year.

“We were delighted to announce the installation of our 500th system since the formation of Sensus Healthcare a decade ago. The sale was to the Mid-Atlantic Skin Surgery Institute in Maryland, and was the second purchase of an SRT system by this group. We’re looking forward to the installation of the next 500 systems, but in half the time as the first 500,” added Mr. Sardano.

“We were pleased to ship another SRT System to China during the quarter, which came on the heels of the sale of three systems to China during the fourth quarter of 2020. Our new distribution partner for China and Hong Kong, along with our new vice president of international sales, have developed an extensive network of prospects, and we expect continued sales there in both the second quarter and the rest of the year. Our preparations for Sculptura entering the regulatory process in China are ongoing.”

“During the first quarter, Sensus was awarded a patent titled ‘Three-Dimensional Beam Forming X-Ray Source.’ This patent contains 31 separate claims and describes the method of beam splitting and sculpting found in the Sculptura™ System, our Anisotropic Radiation Therapy with Beam Sculpting™ capabilities and Robotic Respiratory Tracking for 17 indications. This new patent covers the delivery of radiation to treat solid tumors of all types.  In addition, there may be opportunity to license this technology for devices other than Sculptura. In the meantime, later this year we expect our research partners at the University of Pennsylvania to begin supportive studies in breast and other cancers that have been on pandemic-related hold.”

Mr. Sardano added, “We are approaching the launch of our new aesthetic lasers and completion of the integration of our Sentinel™ IT Solutions software into the lasers is imminent. Sentinel provides asset management and HIPAA-compliant patient data and storage capability, and also contains the software necessary to support shared service models including direct patient billing.  We expect the sale of aesthetic lasers will become a meaningful source of revenue, in particular as we roll out two disruptive rental strategies. These strategies are designed to generate consistent revenue for Sensus, while providing physician customers with access to multiple lasers. We are also looking at expanding our mobile aesthetic laser business beyond Florida via strategic transactions.

“I continue to voice my appreciation for our staff and the way they have maintained a focus on customers and patients throughout the pandemic. I believe we have further strengthened those relationships and that we are poised to resume meaningful domestic growth with the worst of the pandemic behind us. We look forward to showcasing our SRT systems along with the Sentinel technology at the Fall Clinical Dermatology Conference during October, which is expected to be a live show in Las Vegas,” Mr. Sardano concluded.

First Quarter Financial Results

Revenues for the first quarter of 2021 were $3.1 million compared with $1.7 million for the first quarter of 2020. The 83% increase was primarily driven by a higher number of units sold in 2021, service revenue on installed units, and the impact of COVID-19 on the first quarter of 2020.

Cost of sales for the first quarter of 2021 was $1.5 million compared with $1.0 million for the prior-year quarter. The increase was commensurate with higher sales in the 2021 period.

Gross profit for the first quarter of 2021 was $1.6 million compared with $0.7 million for the first quarter of 2020. Gross margin for the first quarter of 2021 was 51.6% compared with 42.2% for the prior-year quarter. The increase in gross margin was primarily driven by the higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 on the first three months of 2020.

Selling and marketing expense for the first quarter of 2021 was $1.1 million compared with $1.8 million for the first quarter of 2020. The 40% decrease was primarily attributable to lower tradeshow expense due to cancellations related to COVID-19, reduced marketing activities, including travel, and reduced headcount.

General and administrative expense for the first quarter of 2021 was $1.0 million compared with $1.3 million for the first quarter of 2020. The 27% decrease was primarily due to reduced headcount, partially offset by higher insurance premium costs.

Research and development expense for the first quarter of 2021 was $0.7 million compared with $1.2 million for the prior-year quarter. The 46% decrease reflected lower spending as the Sculptura™ project entered the production phase during 2020.

Net loss for the first quarter of 2021 was $(1.1) million, or $(0.07) per share, compared with a net loss of $(3.6) million, or $(0.22) per share, for the first quarter of 2020.

Adjusted EBITDA for the first quarter of 2021 was $(0.8) million compared with $(3.3) million in the first quarter of 2020. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $13.7 million as of March 31, 2021 compared with $14.9 million as of December 31, 2020. The company had approximately $0.2 million in long-term debt and no outstanding borrowings under its revolving line of credit at March 31, 2021.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.
GAAP TO NON-GAAP RECONCILIATION

	For the Three Months Ended March 31,
(in thousands)	2021	2020

Net loss, as reported	$(1,115)	$(3,587)
Add:
Depreciation and amortization	208	153
Stock-compensation expense	60	156
Interest income, net	-	(50)
Adjusted EBITDA, non-GAAP	$(847)	$(3,328)

Conference Call and Webcast

The Company will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the 2021 first quarter, provide a business update and answer questions. To access the conference call, the dial-in numbers are (888) 390-3967 (U.S. and Canada) or 862-298-0702 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed here or in the Investors section of the Company’s website here.

Following the conclusion of the conference call, a replay will be available and can be accessed by dialing 888-539-4649 (U.S. and Canada) or 754-333-7735 (International). At the prompt, enter replay code 155558 followed by the # sign. An archived webcast of the call will also be available in the Investors section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for both oncological and non-oncological conditions. The Sculptura™ modulated robotic brachytherapy radiation oncology system provides targeted directional anisotropic radiation therapy (ART) and brachytherapy utilizing our proprietary, state-of-the-art 3D Beam Sculpting™ to treat patients undergoing cancer treatment during surgery, or at the tumor site, fast and efficiently. Sensus also offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases, these statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “approximately,” "potential" or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from our international operations; legislation, regulation, or other governmental action , that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our "Cautionary Note Regarding Forward-Looking Information" and the factors described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and per share data)

	As of March 31,	As of December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$13,652	$14,907
Accounts receivable, net	4,056	3,776
Inventories	4,298	4,427
Prepaid and other current assets	1,909	2,061
Total current assets	23,915	25,171
Property and equipment, net	1,193	1,356
Intangibles, net	307	338
Deposits	68	69
Operating lease right-of-use assets, net	999	1,076
Total assets	$26,482	$28,010
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$2,828	$2,874
Deferred revenue, current portion	1,362	1,492
Operating lease liabilities, current portion	307	303
Product warranties	185	187
Total current iabilities	4,682	4,856
Loan payable	213	267
Operating lease liabilities, net of current portion	734	812
Deferred revenue, net of current portion	418	579
Total liabilities	6,047	6,514
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,564,311 issued and 16,489,619 outstanding at March 31, 2021; 16,564,311 and 16,491,103 issued and outstanding at December 31, 2020	166	166
Additional paid-in capital	43,761	43,701
Treasury stock, 74,692 and 73,208 shares at cost, at March 31, 2021 and December 31, 2020, respectively	(316)	(310)
Accumulated deficit	(23,176)	(22,061)
Total stockholders’ equity	20,435	21,496
Total liabilities and stockholders’ equity	$26,482	$28,010

SENSUS HEALTHCARE, INC.
CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2021	2020

Revenues	$3,070	$1,679
Cost of sales	1,484	970
Gross profit	1,586	709
Operating expenses
Selling and marketing	1,068	1,791
General and administrative	972	1,330
Research and development	661	1,225
Total operating expenses	2,701	4,346
Income (loss) from operations	(1,115)	(3,637)
Other income (expense)
Interest inocme	-	50
Other income (expense), net	-	50
Net income (loss)	(1,115)	(3,587)
Net income (loss) per share – basic and diluted	$(0.07)	$(0.22)
Weighted average number of shares used in computing net loss per share – basic and diluted	16,461,311	16,407,102

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